SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2005

PC Connection, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23827	02-0513618
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

730 Milford Road Merrimack, New Hampshire	03054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 603-683-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Acceleration of Options

On December 30, 2005, the Board of Directors of PC Connection, Inc. (the “Company”) approved the acceleration of the vesting of the following outstanding options: (1) all unvested options from grants of 20,000 shares or more held by officers of the Company and any of its subsidiaries that would otherwise vest in 2006, (2) all “market condition” options (those options whose vesting depends upon reaching certain stock prices), held by officers, and (3) all unvested options from grants of less than 20,000 shares, held by directors, officers and other employees. The vesting of options to purchase approximately 714,000 shares of common stock with exercise prices ranging from $4.73 to $10.53 per share, with a weighted average exercise price of $6.94 per share, were accelerated, including 451,625 shares held by executive officers of the Company. The acceleration of vesting resulted in an expense of approximately $35,000 in the fourth quarter of 2005. Vesting was not accelerated for options held by officers to purchase approximately 470,000 shares.

Beginning January 1, 2006, the Company will be required to adopt the provisions of Statement of Financial Accounting Standard No. 123(R), “Share Based Payment” (“FAS 123(R)”), which requires the recognition of stock-based compensation associated with stock options as an expense in financial statements. The primary purpose of this vesting acceleration is to avoid recognizing stock-based compensation under FAS 123(R) associated with these options, a substantial portion of which is “out-of-the-money.” This acceleration is consistent with expected changes to the Company’s overall compensation approach, which going forward, will rely less heavily on stock options.

Discretionary Bonus Plan

On December 30, 2005, the Board of Directors of PC Connection, Inc., a Delaware corporation (the “Company”) adopted and approved the PC Connection, Inc. Discretionary Bonus Plan. The Discretionary Bonus Plan provides for the award of cash bonuses to all employees at the level of director and above (the “Participants.”) Under the Discretionary Bonus Plan, the Participants are eligible to receive a distribution from one or more of the bonus pools that will be established over the term of the Discretionary Bonus Plan. Under the terms of the Discretionary Bonus Plan, the Compensation Committee shall recommend to the Board of Directors a discretionary bonus pool for any given fiscal year, and the Chief Executive Officer shall recommend to the Compensation Committee the Participants to receive awards and the amounts to be received. The Board of Directors has approved an aggregate of $400,000 for distribution under the Discretionary Bonus Plan for the year ending December 31, 2005.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 30, 2005, PC Connection, Inc. (the “Company”) appointed Jack Ferguson as Vice President and Chief Financial Officer of the Company, effective as of the same date. Mr. Ferguson had been serving as interim chief financial officer since October 21, 2004, upon the resignation of Mark A. Gavin, the Company’s former Senior Vice President of Finance and Chief Financial Officer. Mr. Ferguson has been with the Company for 13 years, serving in various capacities, including Director of Finance and, since November 1997, as Treasurer of the Company, a position which he still holds. Prior to joining the Company in 1992, Mr. Ferguson, age 67, was a partner in Deloitte & Touche, an international accounting firm.

Mr. Ferguson’s current annual salary is $260,750. He also participates in the Company’s Discretionary Bonus Plan and is eligible for bonuses up to 25% of his annual salary. With this appointment as Chief Financial Officer, Mr. Ferguson was also awarded an option to purchase 40,000 shares of the Company’s common stock at the closing market price of $5.38.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PC Connection, Inc.

Date: December 30, 2005	By:	/s/ JACK FERGUSON
Jack Ferguson Vice President Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	PC Connection, Inc. Discretionary Bonus Plan